Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Jan. 25, 2011

Tellabs fourth-quarter revenue rises 5% to $410 million

Company posts fourth-quarter GAAP net loss of $11 million or 3 cents per share

Naperville, Ill. — Tellabs’ fourth-quarter 2010 revenue totaled $410 million, up 5% from $389 million in the fourth quarter of 2009.

On a GAAP basis, Tellabs recorded a net loss of $11 million or 3 cents per share in the fourth quarter of 2010, compared with net earnings of $62 million or 16 cents per share in the fourth quarter of 2009. The fourth-quarter 2010 net loss included a pretax charge of $16.5 million for excess purchase commitments related to a cancelled tender in India.

On a non-GAAP basis, Tellabs earned 2 cents per share in the fourth quarter of 2010, compared with 9 cents in the year-ago quarter. Non-GAAP net earnings were $6 million in the fourth quarter of 2010, compared with $36 million in the year-ago quarter. Non-GAAP results exclude $6.3 million or 1.2 cents per share in equity-based compensation expense.

2010 Annual Results — Tellabs 2010 revenue was $1.64 billion, up 8% from $1.53 billion in 2009. On a GAAP basis, in 2010 Tellabs earned $156 million or 41 cents per share, up from $114 million or 29 cents per share in 2009. Tellabs’ 2010 non-GAAP net earnings were $176 million and 46 cents per share, compared with $119 million or 30 cents per share in 2009.

Tellabs’ GAAP gross profit margin was 38.0% in the fourth quarter of 2010 (42.0% excluding the charge for excess purchase commitments), compared with 45.3% in the fourth quarter of 2009. Tellabs generated $53.1 million in cash from operations during the quarter.

“Tellabs’ fourth quarter brought revenue growth but a setback in profitability,” said Rob Pullen, Tellabs president and chief executive officer. “Looking ahead, customers continue to validate Tellabs’ focus on the smart mobile Internet, and we remain focused on investing our way forward to pursue this growth opportunity.”

For the fourth quarter of 2010, Broadband segment revenue was $227 million, Transport segment revenue was $123 million and Services segment revenue was $60 million. For 2010, Broadband segment revenue was $846 million, Transport segment revenue was $554 million and Services segment revenue was $242 million.

Share Repurchase — Under previously announced share repurchase plans, during the fourth quarter of 2010 Tellabs repurchased 7.6 million shares at a cost of $50.9 million. For the full year 2010 Tellabs repurchased 25.1 million shares at a cost of $178.8 million.

Adoption of new accounting pronouncements — In the fourth quarter, Tellabs early-adopted two required accounting standards related to revenue recognition, Accounting Standards Update (“ASU”) No. 2009-13 and ASU No. 2009-14 for transactions originating or materially modified in 2010. These new standards generally result in earlier revenue recognition than under previous standards for certain deliverables in multiple-element arrangements. Tellabs adopted the new standards effective as of the beginning of 2010; therefore, the previously reported quarterly results have been revised to reflect the impact of adoption. The adoption increased Tellabs fourth-quarter 2010 revenue by $8.8 million and annual revenue by $9.1 million.

First-Quarter 2011 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect first-quarter 2011 revenue to be in a range from $315 million to $335 million. We expect non-GAAP gross margin to be 40%, plus or minus two points, depending on product mix. We expect first-quarter non-GAAP operating expense to be down slightly, in the high $140 millions. Tellabs’ first-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $6 million, in equity-based compensation expense. We expect a first-quarter non-GAAP tax rate of about 32%.

Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Standard Time today to discuss its fourth-quarter results and provide its outlook for the first quarter of 2011. Internet users can hear a simultaneous webcast of the teleconference at http://www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Standard Time today, until 10:30 p.m. Central Standard Time on Thursday, Jan. 27, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 35817258. A podcast of the call will be available at http://www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 43 of the top 50 global telecom service providers choose our mobile, optical and business solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter 2011 guidance and cost savings information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fourth Quarter		Year
In millions, except per-share data	12/31/10	1/1/10	12/31/10	1/1/10
	Unaudited		Unaudited
Revenue
Products	$350.3	$324.6	$1,400.0	$1,295.4
Services	60.2	64.7	242.3	230.3

Total revenue	410.5	389.3	1,642.3	1,525.7

Cost of Revenue
Products	212.4	170.5	689.3	709.2
Services	42.3	42.6	163.4	150.7

Total cost of revenue	254.7	213.1	852.7	859.9

Gross Profit	155.8	176.2	789.6	665.8

Gross profit as a percentage of revenue	38.0%	45.3%	48.1%	43.6%

Gross profit as a percentage of revenue - products	39.4%	47.5%	50.8%	45.3%
Gross profit as a percentage of revenue - services	29.7%	34.2%	32.6%	34.6%

Operating Expenses
Research and development	82.9	67.1	299.7	268.7
Sales and marketing	46.8	42.0	179.3	165.9
General and administrative	26.7	24.8	100.4	101.4
Intangible asset amortization	6.1	6.6	27.0	24.6
Restructuring and other charges	—	0.6	9.5	11.7

Total operating expenses	162.5	141.1	615.9	572.3

Operating (Loss) Earnings	(6.7)	35.1	173.7	93.5

Operating (loss) earnings as a percentage of revenue	–1.6%	9.0%	10.6%	6.1%

Other (Expense) Income
Interest income, net	3.4	4.5	12.6	19.3
Other (expense) income, net	(4.5)	(0.9)	5.2	0.4

Total other (expense) income	(1.1)	3.6	17.8	19.7

(Loss) Earnings Before Income Tax	(7.8)	38.7	191.5	113.2
Income tax (expense) benefit	(3.1)	23.4	(35.9)	0.4

Net (Loss) Earnings	$(10.9)	$62.1	$155.6	$113.6

Weighted Average Shares Outstanding
Basic	365.9	385.5	378.1	392.5

Diluted	365.9	387.9	382.7	394.2

Net (Loss) Earnings Per Share
Basic	$(0.03)	$0.16	$0.41	$0.29

Diluted	$(0.03)	$0.16	$0.41	$0.29

Cash Dividends Per Share	$0.02	$—	$0.08	$—

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	12/31/10	1/1/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$208.8	$154.0
Investments in marketable securities	925.7	950.8

Total cash, cash equivalents and marketable securities	1,134.5	1,104.8

Other marketable securities	213.6	252.8
Accounts receivable, net of allowances of $1.3 and $1.4	342.6	334.2
Inventories
Raw materials	30.3	24.0
Work in process	—	3.8
Finished goods	132.0	99.9

Total inventories	162.3	127.7
Income taxes	14.8	24.2
Miscellaneous receivables and other current assets	45.0	54.4

Total Current Assets	1,912.8	1,898.1

Property, Plant and Equipment
Land	20.8	21.2
Buildings and improvements	204.2	199.6
Equipment	422.8	415.9

Total property, plant and equipment	647.8	636.7
Accumulated depreciation	(378.5)	(366.1)

Property, plant and equipment, net	269.3	270.6
Goodwill	204.9	207.2
Intangible Assets, Net of Amortization	96.7	123.2
Other Assets	119.2	123.7

Total Assets	$2,602.9	$2,622.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$123.4	$71.5
Accrued compensation	97.2	82.0
Restructuring and other charges	7.7	9.8
Income taxes	88.4	80.8
Loan related to other marketable securities	213.6	252.8
Deferred revenue	43.0	31.3
Other accrued liabilities	89.8	81.2

Total Current Liabilities	663.1	609.4

Long-Term Restructuring Liabilities	3.1	7.2
Income Taxes	28.1	41.9
Other Long-Term Liabilities	47.1	49.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
501,744,627 and 497,734,039 shares issued	5.0	5.0
Additional paid-in capital	1,547.9	1,511.2
Treasury stock, at cost: 139,243,079 and 113,457,637 shares	(1,222.1)	(1,037.9)
Retained earnings	1,422.1	1,296.8
Accumulated other comprehensive income	108.6	139.8

Total Stockholders’ Equity	1,861.5	1,914.9

Total Liabilities and Stockholders’ Equity	$2,602.9	$2,622.8

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year
	12/31/10	1/1/10
In millions	Unaudited
Operating Activities
Net earnings	$155.6	$113.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	77.3	75.3
Loss on disposal of property, plant and equipment	0.3	0.8
Equity-based compensation	27.0	20.7
Deferred income taxes	18.1	(9.2)
Net gains on investments in marketable securities	(12.2)	(4.7)
Excess tax benefits from equity-based compensation	(1.6)	(0.3)
Restructuring and other charges	9.5	11.7
Other-than-temporary impairment charges on investments	3.8	0.4
Net changes in assets and liabilities:
Accounts receivable	(17.9)	8.8
Inventories	(35.5)	56.4
Miscellaneous receivables and other current assets	10.6	9.4
Other assets	(4.1)	0.1
Accounts payable	52.7	(21.4)
Restructuring and other charges	(13.0)	(21.1)
Deferred revenue	11.9	(3.7)
Other accrued liabilities	25.6	2.8
Income taxes	(16.8)	(10.9)
Other long-term liabilities	(2.5)	1.0

Net Cash Provided by Operating Activities	288.8	229.7

Investing Activities
Capital expenditures	(55.6)	(45.9)
Proceeds on disposals of property, plant and equipment	0.1	1.0
Payments for purchases of investments	(2,217.7)	(1,112.2)
Proceeds from sales and maturities of investments	2,245.1	946.2
Payments for acquisition, net of cash acquired	—	(164.7)

Net Cash Used for Investing Activities	(28.1)	(375.6)

Financing Activities
Proceeds from issuance of common stock under stock plans	8.0	1.7
Repurchase of common stock	(184.2)	(85.5)
Excess tax benefits from equity-based compensation	1.6	0.3
Dividends Paid	(30.3)	—

Net Cash Used for Financing Activities	(204.9)	(83.5)

Effect of Exchange Rate Changes on Cash	(1.0)	7.3

Net Increase (Decrease) in Cash and Cash Equivalents	54.8	(222.1)
Cash and Cash Equivalents - Beginning of Year	154.0	376.1

Cash and Cash Equivalents - End of Year	$208.8	$154.0

RESULTS OF OPERATIONS

We operate in three business segments: Broadband, Transport and Services. For the fourth quarter of 2010, revenue grew to $410.5 million, up 5.4% from $389.3 million in the fourth quarter of 2009. For the year 2010, revenue grew to $1,642.3 million, up 7.6% from $1,525.7 million in 2009. In the three-month period, increased revenue in the Broadband segment offset lower revenue in the Transport and Services segments. For the year 2010, revenue increased in all three segments.

Consolidated gross profit margin in the fourth quarter of 2010 was 38.0%, compared with 45.3% in the year-ago quarter. Gross margin included a charge of $16.5 million for excess purchase commitments. Excluding this charge, consolidated gross margin for the fourth quarter of 2010 was 42.0%. For the year 2010, consolidated gross margin grew to 48.1%, up 4.5 percentage points from 43.6% in 2009. Products and services gross margins decreased in the three-month period. For the year 2010, products gross margins improved and services margins declined.

Operating expenses in the fourth quarter of 2010 were $162.5 million, compared with $141.1 million in the year-ago quarter. For the year 2010, operating expenses were $615.9 million, compared with $572.3 million in 2009.

Operating loss in the fourth quarter of 2010 was $6.7 million, compared with operating earnings of $35.1 million in the year-ago quarter. For the year 2010, operating earnings grew to $173.7 million, up $80.2 million from $93.5 million in 2009.

Net loss for the fourth quarter of 2010 was $10.9 million or $0.03 per share (basic and diluted), compared with net earnings of $62.1 million or $0.16 per share (basic and diluted) in the year-ago quarter. Net earnings for the year 2010 grew to $155.6 million or $0.41 per share (basic and diluted), up 37.0% from $113.6 million or $0.29 per share (basic and diluted) in 2009.

Revenue (in millions)

	Fourth Quarter			Year
	2010	2009	Change	2010	2009	Change
Products	$350.3	$324.6	7.9%	$1,400.0	$1,295.4	8.1%
Services	60.2	64.7	(7.0)%	242.3	230.3	5.2%

Total revenue	$410.5	$389.3	5.4%	$1,642.3	$1,525.7	7.6%

Products revenue grew year-over-year in both the three-month period and the year 2010. Services revenue decreased in the three-month period and increased in the year 2010.

In the fourth quarter of 2010, we early adopted two new required accounting standards related to revenue recognition: Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements, and ASU 2009-14, Certain Revenue Arrangements That Include Software Elements. These new standards generally result in earlier revenue recognition than under previous standards for certain deliverables in multiple-element arrangements. We adopted these standards effective as of the beginning of 2010; therefore, the previously reported quarterly results have been revised to reflect the impact of the adoption. Revenue and net earnings in the fourth quarter of 2010 increased by $8.8 million and $0.5 million, respectively. For the year 2010, revenue and net earnings increased by $9.1 million and $0.5 million, respectively. We adopted these standards in the fourth quarter of 2010 because we were entering into several multi-year agreements. We believe the new rules best reflect the economics of those agreements over time.

In the fourth quarter of 2010, we agreed with a North American customer to add a data product to other Tellabs products already sold to that customer through a distributor. This helps the customer better manage inventory and deployment schedules. As a result, we recognized $20.8 million in revenue in the fourth quarter of 2010 that otherwise would have been recognized in the first quarter of 2011.

On a geographic basis, revenue from customers in North America (United States and Canada) was $240.5 million (or 59% of total revenue) in the fourth quarter of 2010, compared with $255.4 million (or 66% of total revenue) in the year-ago quarter. For the year 2010, North American revenue grew to $1,142.6 million (or 70% of total revenue), up 13.7% from $1,005.3 million (or 66% of total revenue) in 2009. The decrease in revenue for the three-month period was driven primarily by lower revenue for data and digital cross-connect systems from a major North American carrier. The increase in revenue for the year 2010 was driven primarily by higher revenue for data and digital cross-connect systems from the same customer.

Revenue from customers outside North America grew to $170.0 million (or 41% of total revenue) in the fourth quarter of 2010, up 27.0% from $133.9 million (or 34% of total revenue) in the year-ago quarter. For the year 2010, revenue from customers outside North America was $499.7 million (or 30% of total revenue), compared with $520.4 million (or 34% of total revenue) in 2009. The increase in revenue for the three-month period was driven primarily by higher revenue from data products in the Europe, Middle East and Africa region. The decline in revenue for the year 2010 was driven primarily by lower revenue from data products in the Asia Pacific region.

In the fourth quarter of 2010, revenue from our growth portfolio (the Tellabs® 6300 Managed Transport System, the Tellabs® 7100 Optical Transport System, the Tellabs® 7300 Metro Ethernet Switching Series, the Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, the Tellabs® SmartCore® 9100 Platform, and professional services) grew to $231.4 million (or 56% of total revenue), up 22.8% from $188.5 million (or 48% of total revenue) in the year-ago quarter. Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 Managed Access System, the Tellabs® 8000 Intelligent Network Manager, the Tellabs® 3000 Series of voice-enhancement products, the Tellabs Access products and deployment, training and support services) accounted for $179.1 million (or 44% of total revenue), compared with $200.8 million (or 52% of total revenue) in the year-ago quarter.

For the year 2010, growth portfolio revenue grew to $914.3 million (or 56% of total revenue), up 29.4% from $706.4 million (or 46% of total revenue) in 2009. The balance of our revenue came from our core portfolio, which contributed $728.0 million of revenue in 2010, compared with $819.3 million in 2009.

Gross Margin

	Fourth Quarter			Year
	2010	2009	% Point Change	2010	2009	% Point Change
Products	39.4%	47.5%	(8.1)	50.8%	45.3%	5.5
Services	29.7%	34.2%	(4.5)	32.6%	34.6%	(2.0)
Consolidated	38.0%	45.3%	(7.3)	48.1%	43.6%	4.5

The decline in products gross margin for the three-month period was driven by lower revenue from digital cross-connect and managed access systems, higher revenue from optical transport systems, and a $16.5 million charge for excess purchase commitments. The $16.5 million pretax charge relates to excess purchase commitments for a large tender in India that was subsequently cancelled by the customer. Excluding this charge, gross margin for the fourth quarter of 2010 was 42.0%. The increase in products gross margin for the year 2010 was driven primarily by higher level of revenue from higher-margin digital cross-connect systems and data products. Services gross margin declined in three-month period as a result of the overall lower level of services revenue. For the year 2010, the decline in services gross margin was driven by the higher level of lower-margin deployment services.

Operating Expenses (in millions)

	Fourth Quarter			Percent of Revenue
	2010	2009	Change	2010	2009
Research and development	$82.9	$67.1	$15.8	20.2%	17.2%
Sales and marketing	46.8	42.0	4.8	11.4%	10.8%
General and administrative	26.7	24.8	1.9	6.5%	6.4%

Subtotal	156.4	133.9	22.5	38.1%	34.4%

Intangible asset amortization	6.1	6.6	(0.5)
Restructuring and other charges	—	0.6	(0.6)

Total operating expenses	$162.5	$141.1	$21.4

	Year			Percent of Revenue
	2010	2009	Change	2010	2009
Research and development	$299.7	$268.7	$31.0	18.2%	17.6%
Sales and marketing	179.3	165.9	13.4	10.9%	10.9%
General and administrative	100.4	101.4	(1.0)	6.1%	6.6%

Subtotal	579.4	536.0	43.4	35.3%	35.1%

Intangible asset amortization	27.0	24.6	2.4
Restructuring and other charges	9.5	11.7	(2.2)

Total operating expenses	$615.9	$572.3	$43.6

Operating expenses increased during the fourth quarter and the year 2010, compared with the year-ago periods, due primarily to higher research and development for growth products for the mobile internet as well as higher sales and marketing costs associated with expansion into growth markets outside North America. Restructuring and other charges of $9.5 million in 2010 are primarily due to severance, facility- and asset-related charges.

Other (Expense) Income (in millions)

	Fourth Quarter			Year
	2010	2009	Change	2010	2009	Change
Interest income, net	$3.4	$4.5	$(1.1)	$12.6	$19.3	$(6.7)
Other (expense) income, net	(4.5)	(0.9)	(3.6)	5.2	0.4	4.8

Total other (expense) income	$(1.1)	$3.6	$(4.7)	$17.8	$19.7	$(1.9)

Interest income, net, declined due to lower yields during the fourth quarter and the year 2010, compared with the year-ago periods. Other (expense) income, net, decreased in the fourth quarter of 2010, compared with the fourth quarter of 2009, primarily due to the $3.8 million write-down of a long-term equity investment in the fourth quarter of 2010, compared with the $0.4 million write-down of long-term equity investments in partnerships and start-up technology companies in the fourth quarter of 2009. For the year 2010, other (expense) income, net, was higher compared with 2009, primarily due to additional gains taken on fixed income investments during 2010.

Income Taxes

In the fourth quarter of 2010, income tax expense was $3.1 million, compared with a benefit of $23.4 million in the year-ago quarter. Income tax expense increased by $24.2 million due to the absence of a tax benefit recognized in the fourth quarter of 2009 from the release of a valuation allowance recorded in accounting for the acquisition of WiChorus, Inc. (WiChorus). Tax expense also increased by approximately $7.0 million due to the difference between our estimated and actual effective tax rate caused by changes in earnings mix, offset by a benefit of $3.0 million from the reinstatement of the U.S. research and development credit.

In the year 2010, income tax expense was $35.9 million, compared with a benefit of $0.4 million in 2009. The increase in income tax results from an increase in pretax income, and reflects the absence of a $24.2 million tax benefit recorded in the fourth quarter of 2009 from the release of a valuation allowance recorded in accounting for the acquisition of WiChorus.

Segments

Segment Revenue (in millions)

	Fourth Quarter			Year
	2010	2009	Change	2010	2009	Change

Broadband	$227.0	$191.4	18.6%	$846.0	$785.8	7.7%
Transport	123.3	133.2	(7.4)%	554.0	509.6	8.7%
Services	60.2	64.7	(7.0)%	242.3	230.3	5.2%

Total revenue	$410.5	$389.3	5.4%	$1,642.3	$1,525.7	7.6%

Segment Profit* (in millions)

	Fourth Quarter			Year
	2010	2009	Change	2010	2009	Change

Broadband	$33.8	$44.4	(23.9)%	$229.4	$185.7	23.5%
Transport	23.5	44.5	(47.2)%	191.8	139.4	37.6%
Services	18.5	22.6	(18.1)%	81.2	81.8	(0.7)%

Total segment profit	$75.8	$111.5	(32.0)%	$502.4	$406.9	23.5%

* We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Broadband

Revenue

Revenue from the Broadband segment was $227.0 million in the fourth quarter of 2010, up 18.6% from $191.4 million in the year-ago quarter. For the year 2010, Broadband segment revenue was $846.0 million, up 7.7% from $785.8 million in 2009. The Broadband segment includes data products, managed access products and access products. In the three-month period, increased revenue from data and access products offset lower revenue from managed access products. In the full-year period, increased revenue from data products offset lower revenue from access and managed access products.

Data product revenue grew to $119.9 million in the fourth quarter of 2010, up 32.5% from $90.5 million in the year-ago quarter. For the year 2010, data revenue grew to $520.4 million, up 52.2% from $342.0 million in 2009. We are participating in large network builds in North America and internationally. The increase in data revenue for the three-month period was driven primarily by multiple carriers in the Europe, Middle East and Africa region, which offset lower data revenue in North America. The increase in data revenue for the year 2010 was driven primarily by a major North American customer.

Access revenue was $69.6 million in the fourth quarter of 2010, up 25.0% from $55.7 million in the year-ago quarter. For the year 2010, access revenue was $198.1 million, compared with $274.4 million in 2009. In the three-month period, increased revenue from single-family optical network terminal (ONT) units offset decreased revenue from other access products. Access revenue declined in the year 2010 as several key customers continued to transition to alternate network architectures.

Managed access revenue was $37.5 million in the fourth quarter of 2010, compared with $45.2 million in the year-ago quarter. For the year 2010, managed access revenue was $127.5 million, compared with $169.4 million in 2009. In the three-month period, higher revenue from SDH transport systems was offset by lower revenue from managed access systems. For the year 2010, revenue from both managed access systems and SDH transport systems declined as customers around the world continued to migrate to Internet Protocol (IP) and Ethernet data products.

Segment Profit

Broadband segment profit was $33.8 million in the fourth quarter of 2010, compared with $44.4 million in the year-ago quarter. For the year 2010, Broadband segment profit grew to $229.4 million, up 23.5% from $185.7 million in 2009. The decline in Broadband segment profit for the three-month period was driven by the $16.5 million charge for excess purchase commitments. The level of managed access and access product revenue and higher research and development expenses for data products.

Transport

Revenue

Revenue from the Transport segment was $123.3 million in the fourth quarter of 2010, compared with $133.2 million in the year-ago quarter. For the year 2010, Transport segment revenue grew to $554.0 million, up 8.7% from $509.6 million in 2009. In the three- month period, increased revenue from optical transport systems was offset by lower revenue from digital cross-connect systems. For the year 2010, revenue from both optical transport and digital cross-connect systems increased.

Segment Profit

Transport segment profit was $23.5 million in the fourth quarter of 2010, compared with $44.5 million in the year-ago quarter. For the year 2010, Transport segment profit grew to $191.8 million, up 37.6% from $139.4 million in 2009. The decrease in segment profit in the three-month period was driven primarily by lower revenue from higher-margin digital cross-connect systems and higher revenue from lower margin optical transport systems. The increase in segment profit for the year 2010 was driven primarily by the higher level of revenue from both digital cross-connect and optical transport systems.

Services

Revenue

Revenue from the Services segment was $60.2 million in the fourth quarter of 2010, compared with $64.7 million in the year-ago quarter. For the year 2010, Services segment revenue grew to $242.3 million, up 5.2% from $230.3 million in 2009. The decrease in segment revenue in the three-month period was driven primarily by lower deployment, professional services and training revenue globally. The increase in segment revenue for the year 2010 was driven primarily by increased deployment revenue on a global basis.

Segment Profit

Services segment profit was $18.5 million in the fourth quarter of 2010, compared with $22.6 million in the year-ago quarter. For the year 2010, Services segment profit was $81.2 million, compared with $81.8 million in 2009. The decrease in segment profit for both periods was driven by higher costs.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,134.5 million as of December 31, 2010, which decreased by $35.4 million during the quarter and increased by $29.7 million since year-end 2009. The increase in cash, cash equivalents and marketable securities for the full year 2010 reflects $288.8 million in cash generated from operating activities, partially offset by cash used to repurchase our common stock, distributions of cash dividends and normal capital expenditures.

During the fourth quarter of 2010, we distributed $7.4 million to our stockholders through our quarterly cash dividend and repurchased 7.6 million shares of common stock at a cost of $50.9 million. During the year 2010, we distributed $30.3 million through quarterly cash dividends and repurchased 25.1 million shares of common stock at a cost of $178.8 million. We provide no assurances as to future repurchases of common stock or declarations or payments of cash dividends.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect its duration, credit structure and future income.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, our geographic revenue split and the split between our growth and core portfolios.

Comparing our fourth-quarter 2010 results with the third quarter of 2010:

For the fourth quarter of 2010, total revenue was $410.5 million, compared with $429.8 million in the prior quarter. On a sequential basis, revenue growth in the Broadband segment was offset by lower revenue in the Transport segment and essentially flat revenue in the Services segment. Revenue concentration from our major customers decreased in the fourth quarter of 2010, compared with the prior quarter.

Total Broadband revenue for the fourth quarter of 2010 was $227.0 million, compared with $199.2 million in the prior quarter. Within the Broadband segment, data revenue grew to $119.9 million, up 8.0% from $111.0 million in the prior quarter. Higher revenue for data products from customers outside North America offset lower revenue from data customers in North America. Access revenue grew to $69.6 million, up 20.0% from $58.0 million in the prior quarter, driven primarily by an increase in revenue from single family optical-network terminating (ONT) units. Managed access revenue grew to $37.5 million, up 24.2% compared with $30.2 million in the prior quarter, as increased revenue from SDH transport systems offset lower revenue from managed access systems. Broadband segment profit for the fourth quarter of 2010, driven by the $16.5 million charge for excess purchase commitments, was $33.8 million, compared with $48.7 million in the prior quarter.

Transport segment revenue for the fourth quarter of 2010 was $123.3 million, compared with $170.1 million in the prior quarter, primarily as a result of decreased revenue from digital cross-connect systems and a slight decrease in revenue from optical transport systems. Transport segment profit for the fourth quarter of 2010, driven primarily by lower level of revenue, was $23.5 million, compared with $71.6 million in the prior quarter.

Services segment revenue for the fourth quarter of 2010 was $60.2 million, compared with $60.5 million in the prior quarter. Services segment profit for the fourth quarter of 2010, driven by higher costs, was $18.5 million, compared with $22.5 million in the prior quarter.

North American revenue for the fourth quarter of 2010 was $240.5 million (or 59% of total revenue) compared with $297.9 million (or 69% of total revenue) in the prior quarter. Outside North America, revenue in the fourth quarter of 2010 grew to $170.0 million (or 41% of total revenue), up 28.9% from $131.9 million (or 31% of total revenue) in the prior quarter.

Growth portfolio revenue for the fourth quarter of 2010 grew to $231.4 million (or 56% of total revenue), up 3.1% compared with $224.4 million (or 52% of total revenue) in the prior quarter. In the fourth quarter of 2010, core portfolio revenue was $179.1 million (or 44% of total revenue), compared with $205.4 million (or 48% of total revenue) in the prior quarter.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Comparing our fourth-quarter 2010 results with the third quarter of 2010:

Non-GAAP gross profit margin for the fourth quarter of 2010 was 38.2%, compared with 50.5% in the prior quarter. Primary drivers for the decline in gross profit margin include the lower level of Transport revenue, primarily digital-cross-connect systems, the fourth-quarter inventory charge, the higher level of international data revenue and the lower services margin.

Non-GAAP operating expenses for the fourth quarter of 2010, driven by higher research and development, sales and marketing and general and administrative spending, were $151.1 million, compared with $137.6 million in the prior quarter.

Non-GAAP operating earnings for the fourth quarter of 2010, driven by lower revenue and gross margin and higher operating expenses, were $5.7 million, compared with $79.2 million in the prior quarter.

Driven primarily by the overall decrease in revenue and gross margin and higher operating expenses, non-GAAP net earnings in the fourth quarter of 2010 were $5.7 million or $0.02 per share (basic and diluted), compared with $58.8 million or $0.16 per basic share and $0.15 per diluted share in the prior quarter.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Fourth Quarter 2010			Fourth Quarter 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$350.3	$—	$350.3	$324.6	$—	$324.6
Services	60.2	—	60.2	64.7	—	64.7

Total revenue	410.5	—	410.5	389.3	—	389.3

Cost of Revenue
Products (a)	212.4	(0.4)	212.0	170.5	(0.3)	170.2
Services (a)	42.3	(0.6)	41.7	42.6	(0.5)	42.1

Total cost of revenue	254.7	(1.0)	253.7	213.1	(0.8)	212.3

Gross Profit	155.8	1.0	156.8	176.2	0.8	177.0

Gross profit as a percentage of revenue	38.0%	0.2%	38.2%	45.3%	0.2%	45.5%

Gross profit as a percentage of revenue - products	39.4%	0.1%	39.5%	47.5%	0.1%	47.6%
Gross profit as a percentage of revenue - services	29.7%	1.0%	30.7%	34.2%	0.7%	34.9%

Operating Expenses
Research and development (a)	82.9	(1.9)	81.0	67.1	(1.5)	65.6
Sales and marketing (a)	46.8	(1.2)	45.6	42.0	(1.0)	41.0
General and administrative (a), (b)	26.7	(2.2)	24.5	24.8	(3.5)	21.3
Intangible asset amortization (c)	6.1	(6.1)	—	6.6	(6.6)	—
Restructuring and other charges (d)	—	—	—	0.6	(0.6)	—

Total operating expenses	162.5	(11.4)	151.1	141.1	(13.2)	127.9

Operating (Loss) Earnings	(6.7)	12.4	5.7	35.1	14.0	49.1

Operating (loss) earnings as a percentage of revenue	–1.6%	3.0%	1.4%	9.0%	3.6%	12.6%

Other (Expense) Income
Interest income, net	3.4	—	3.4	4.5	—	4.5
Other (expense) income, net (e)	(4.5)	3.8	(0.7)	(0.9)	0.4	(0.5)

Total other (expense) income	(1.1)	3.8	2.7	3.6	0.4	4.0

(Loss) Earnings Before Income Tax	(7.8)	16.2	8.4	38.7	14.4	53.1
Income tax (expense) benefit (f)	(3.1)	0.4	(2.7)	23.4	(40.4)	(17.0)

Net (Loss) Earnings	$(10.9)	$16.6	$5.7	$62.1	$(26.0)	$36.1

Weighted Average Shares Outstanding
Basic	365.9		365.9	385.5		385.5

Diluted	365.9		369.6	387.9		387.9

Net (Loss) Earnings Per Share
Basic	$(0.03)	$0.05	$0.02	$0.16	$(0.07)	$0.09

Diluted	$(0.03)	$0.05	$0.02	$0.16	$(0.07)	$0.09

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Year 2010			Year 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$1,400.0	$—	$1,400.0	$1,295.4	$—	$1,295.4
Services	242.3	—	242.3	230.3	—	230.3

Total revenue	1,642.3	—	1,642.3	1,525.7	—	1,525.7

Cost of Revenue
Products (a)	689.3	(2.0)	687.3	709.2	(1.6)	707.6
Services (a)	163.4	(2.3)	161.1	150.7	(2.2)	148.5

Total cost of revenue	852.7	(4.3)	848.4	859.9	(3.8)	856.1

Gross Profit	789.6	4.3	793.9	665.8	3.8	669.6

Gross profit as a percentage of revenue	48.1%	0.2%	48.3%	43.6%	0.3%	43.9%

Gross profit as a percentage of revenue - products	50.8%	0.1%	50.9%	45.3%	0.1%	45.4%
Gross profit as a percentage of revenue - services	32.6%	0.9%	33.5%	34.6%	0.9%	35.5%

Operating Expenses
Research and development (a)	299.7	(8.3)	291.4	268.7	(5.9)	262.8
Sales and marketing (a)	179.3	(5.1)	174.2	165.9	(4.2)	161.7
General and administrative (a), (b)	100.4	(9.1)	91.3	101.4	(8.5)	92.9
Intangible asset amortization (c)	27.0	(27.0)	—	24.6	(24.6)	—
Restructuring and other charges (d)	9.5	(9.5)	—	11.7	(11.7)	—

Total operating expenses	615.9	(59.0)	556.9	572.3	(54.9)	517.4

Operating Earnings	173.7	63.3	237.0	93.5	58.7	152.2

Operating earnings as a percentage of revenue	10.6%	3.9%	14.4%	6.1%	3.8%	10.0%

Other Income
Interest income, net	12.6	—	12.6	19.3	—	19.3
Other income, net (e)	5.2	3.8	9.0	0.4	0.4	0.8

Total other income	17.8	3.8	21.6	19.7	0.4	20.1

Earnings Before Income Tax	191.5	67.1	258.6	113.2	59.1	172.3
Income tax (expense) benefit (f)	(35.9)	(46.9)	(82.8)	0.4	(53.4)	(53.0)

Net Earnings	$155.6	$20.2	$175.8	$113.6	$5.7	$119.3

Weighted Average Shares Outstanding
Basic	378.1		378.1	392.5		392.5

Diluted	382.7		382.7	394.2		394.2

Net Earnings Per Share
Basic	$0.41	$0.05	$0.46	$0.29	$0.01	$0.30

Diluted	$0.41	$0.05	$0.46	$0.29	$0.01	$0.30

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Fourth Quarter 2010			Third Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Revised	Adjustments	Non-GAAP
Revenue
Products	$350.3	$—	$350.3	$369.3	$—	$369.3
Services	60.2	—	60.2	60.5	—	60.5

Total revenue	410.5	—	410.5	429.8	—	429.8

Cost of Revenue
Products (a)	212.4	(0.4)	212.0	175.6	(0.6)	175.0
Services (a)	42.3	(0.6)	41.7	38.6	(0.6)	38.0

Total cost of revenue	254.7	(1.0)	253.7	214.2	(1.2)	213.0

Gross Profit	155.8	1.0	156.8	215.6	1.2	216.8

Gross profit as a percentage of revenue	38.0%	0.2%	38.2%	50.2%	0.3%	50.5%

Gross profit as a percentage of revenue - products	39.4%	0.1%	39.5%	52.5%	0.1%	52.6%
Gross profit as a percentage of revenue - services	29.7%	1.0%	30.7%	36.2%	1.0%	37.2%

Operating Expenses
Research and development (a)	82.9	(1.9)	81.0	76.3	(2.3)	74.0
Sales and marketing (a)	46.8	(1.2)	45.6	43.5	(1.4)	42.1
General and administrative (a)	26.7	(2.2)	24.5	24.0	(2.5)	21.5
Intangible asset amortization (c)	6.1	(6.1)	—	6.1	(6.1)	—
Restructuring and other charges (d)	—	—	—	—	—	—

Total operating expenses	162.5	(11.4)	151.1	149.9	(12.3)	137.6

Operating (Loss) Earnings	(6.7)	12.4	5.7	65.7	13.5	79.2

Operating (loss) earnings as a percentage of revenue	-1.6%	3.0%	1.4%	15.3%	3.1%	18.4%

Other (Expense) Income
Interest income, net	3.4	—	3.4	2.4	—	2.4
Other (expense) income, net (e)	(4.5)	3.8	(0.7)	4.8	—	4.8

Total other (expense) income	(1.1)	3.8	2.7	7.2	—	7.2

(Loss) Earnings Before Income Tax	(7.8)	16.2	8.4	72.9	13.5	86.4
Income tax (expense) benefit (f)	(3.1)	0.4	(2.7)	(16.1)	(11.5)	(27.6)

Net (Loss) Earnings	$(10.9)	$16.6	$5.7	$56.8	$2.0	$58.8

Weighted Average Shares Outstanding
Basic	365.9		365.9	376.3		376.3

Diluted	365.9		369.6	379.8		379.8

Net (Loss) Earnings Per Share
Basic	$(0.03)	$0.05	$0.02	$0.15	$0.01	$0.16

Diluted	$(0.03)	$0.05	$0.02	$0.15	$—	$0.15

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We excluded certain expenses resulting from the acquisition and integration of WiChorus, Inc. in the fourth quarter of 2009 to evaluate our continuing operational performance. For the fourth quarter and full year of 2009, the adjustments were $1.8 million in general and administrative expenses. Although these expenses are reflected in our GAAP financials, they may limit the comparability of our on-going operations with prior and future periods.

(c)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our fundamental operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(d)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(e)	The $3.8 million adjustments to Other (expense) income in the fourth quarter and full year of 2010 reflects a loss on the write-down of a long-term equity investment in a start-up technology company. The $0.4 million adjustment to Other income in the fourth quarter and full year of 2009 reflects a loss on the write-down of long-term equity investments in partnerships and start-up technology companies. We exclude write-downs and gains on sales of long-term equity investments in partnerships and start-up technology companies because we believe that they are not related directly to the underlying performance of our working capital assets.

(f)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For 2010, for non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income. For the fourth quarter and the full year of 2009, our tax adjustments take into account the impact of (i) the effect on our global effective tax rate across multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against domestic deferred tax assets, which is included in GAAP expense but excluded from non-GAAP expense.